Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Stock Incentive Plan (as amended on May 20, 2019) of Central European Media Enterprises Ltd. of our reports dated February 6, 2019, with respect to the consolidated financial statements and schedule of Central European Media Enterprises Ltd. and the effectiveness of internal control over financial reporting of Central European Media Enterprises Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities Exchange Commission.

ERNST & YOUNG LLP

London, United Kingdom
June 25, 2019